EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Option Plan and 1991 Employee Stock Purchase Plan of Centigram Communications Corporation of our report dated December 1, 1997, except for the second and sixth paragraphs of "Commitments and Contingencies" and the note "Subsequent Event" as to which the date is January 9, 1998, with respect to the consolidated financial statements and schedule of Centigram Communications Corporation included in its Annual Report (Form 10-K) for the year ended November 1, 1997 filed with the Securities and Exchange Commission.


                                                 ERNST & YOUNG LLP

                                                 /s/ Ernst & Young



San Jose, California
June 5, 1998